SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 _________________________________________________
Date of Report (Date of earliest event reported): January 26, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following consists of prepared comments used for the Caterpillar Inc. Fourth Quarter conference call with security analysts on January 18, 2001.

Opening Remarks

Good morning and welcome to Caterpillar's Fourth Quarter 2000 results conference call. I'm Jim Anderson, Director of Investor Relations.

With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I'll cover our fourth quarter results, discuss a couple of special topics, review our outlook, go over the usual dealer retail numbers and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today. OK, let's start with the fourth quarter results.

Fourth Quarter Results

As you know, this morning we reported fourth-quarter sales and revenues of $5.11 billion and profit per share of 76 cents. For the year sales and revenues were $20.2 billion and profit per share was $3.02.

SALES and REVENUES were up $95 million from fourth quarter 1999, mostly due to a 3% increase in sales volume for Machinery and Engines. Revenues of the Financial Products Division increased 11%. Sales volume for machines was higher, but lower for engines. Machine sales were up in all marketing regions, while engine sales were down in all regions, except Asia/Pacific.

Engine sales decreased primarily because of the significant reduction in truck engine sales in North America and strong Y2K-related shipments of power generation engines in the fourth quarter of 1999. Demand for electric power generation units remains very strong and oil & gas demand is accelerating rapidly.

The North American dealer new machine inventory reduction during the fourth quarter was about 60% of last year's fourth quarter decrease. North American dealer inventories ended the year down from 1999 about $125 million. Outside of North America dealer new machine inventories decreased in the fourth quarter about the same as the 1999 fourth quarter decrease, but ended the year up about $100 million. The increase was in line with higher company machine sales and retail sales opportunities in all regions outside North America.

Excluding the effects of currency, worldwide machine and engine price realization was very slightly positive for both the fourth quarter and year compared with 1999, mainly due to lower discounts.

Now, I'll comment on PROFIT.

The major factors causing the quarterly profit improvement were better price realization and higher sales volume. Partly offsetting these favorable items were several smaller unfavorable items, the largest being other income & expense.

The other income decrease was related to currency translation and the absence of a gain on the sale of certain assets in fourth quarter 1999.

As a matter of interest, currency had an unfavorable impact of 2 cents per share for the quarter and 15 cents per share for the year. This includes the net effect of currency on sales and costs and the currency translation and hedging losses reported in Other Income & Expense. Most of this unfavorable impact of currency occurred in the Other Income & Expense category.

Cost reduction for the year was in excess of $100 million, entirely related to material cost reductions. SG&A and R&D expenses net of volume increases in the Financial Products Division and the impact of acquisitions were about flat compared with 1999.

Now, I'll provide some comments on North American rental fleets, used equipment and units on allocation.

North American dedicated rental fleet utilization on a twelve- month rolling basis is continuing to run at a very strong rate -- about 64% -- which is about the same as a year ago.

Rental rates for the rolling twelve months through December have stabilized and are about the same as a year ago.

Overall, units in dedicated dealer rental fleets are up about 9% from a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and Cat Rental Stores.

Rent-to-Rent units, which currently make up about 65% of the units in dealer rental fleets are down slightly from a year ago and generally include the medium- and large-sized units that are rented for longer time periods.

The Cat Rental Stores, which generally rent smaller machines, currently have about 35% of the rental units in dealer fleets. These fleets are growing rapidly and are up about 45% from a year ago.

North American dealers added 60 Rental Stores in 2000 resulting in a total of 295 stores at year-end. About 75 more are expected in 2001.

In the Europe/Africa/Middle East region, dealers had 250 rental outlets, 110 of which were converted to the Cat Rental Store identity at year-end 2000. In Latin America, we had 63 stores and 4 in Asia/Pacific. At year-end 2001, we are expecting about 370 stores with the Cat Rental Store identity in North America and about 315 in the rest of the world.

North American used equipment prices remained strong, but trended down slightly in the fourth quarter from historic high levels for most machines. We expect further downward pressure as the U.S. economy slows.

There were no machines on allocation at the end of 2000.

Before I get into the outlook, I want to provide some brief comments on three SPECIAL TOPICS that I think will be of interest.

First, we recently launched two initiatives which impact product distribution. As you probably know, last week we announced the purchase of Pioneer Machinery, Inc., a forest products equipment dealer with facilities in six states in southeastern United States. Pioneer becomes a new Cat dealer offering only forestry products and services to customers throughout the six southeastern states. The current Caterpillar dealers in these states will no longer offer forestry products, but they will acquire a substantial ownership position in Pioneer.

The other initiative was launched in the fourth quarter when we announced the formation of a global mining division, headed by vice president Dick Benson. This division has single-point, corporate accountability for the mining industry to ensure effective and consistent coverage for our global mining customers and to create a three-way alliance among Caterpillar, the dealer and the customer.

Both of these initiatives re-engineer the traditional role of the Caterpillar dealer and coincide with our strategy of having the best distribution channels tailored for each market segment we serve.

Second, for the past couple of years we have been discussing our strategic growth initiatives and the impact they are expected to have on results. These initiatives are continually changing and it is, therefore, difficult to measure and forecast them on a comparable basis from period to period. As I said last year, once these initiatives become neutral or accretive to profit we will stop talking about them separately and simply include them as a part of our total results. The unfavorable impact on 2000 results of the growth initiatives comparable to those that we've been reporting in the past was about 20 cents per share, a little less than we expected at the beginning of the year. These growth initiatives are expected to be neutral in 2001 and we will no longer discuss them separately.

Lastly, I want to give you a brief update on our engine business, which I've been doing for the past 3 quarters because of its significance to our results and future growth.

Our truck engine sales for the year were down about 17%. This decrease was somewhat mitigated by our increasing share of industry sales over the past two years. In the fourth quarter the heavy-duty truck build rate was about half what it was at the beginning of the year. It is expected to drop further in the first quarter before starting to level out and then grow in the second half of 2001 as a result of interest rate reductions and moderating fuel prices.

For the sixth consecutive year our electric power business grew at a rate in excess of 20%. Globally, utility deregulation, privatization and growth of the Internet have fueled a revolutionary change in the way electricity is produced and distributed. Electricity is growing at twice the rate of other forms of end-use energy and distributed generation is growing at double the rate of other forms of generation. Our Caterpillar, Perkins, FG Wilson, Olympian and Solar brands had sales of about 20 gigawatts of installed generating capacity in 2000. The total number of units operating worldwide is now over 300 thousand. Additionally, our Cat Rental Power network grew by over 20% during 2000. Cat is the global rental power leader with a fleet of about 8,000 units and a generating capacity of about 5,000 megawatts.

Despite near-term weakness in the technology sector, we expect electric power sales to continue growing at a 20 plus percent level for 2001 and throughout our 5-year forecast period. These expectations are driven by a growing global demand for quality power, growth in worldwide rental power, increasing demand for electricity directly correlated to GDP growth and existing shortages, and a fundamental shift to smaller power plants located closer to load centers.

The petroleum business began picking up in 2000. Industry demand increased significantly in 2000 for drilling, gas compression, pumping and well servicing and is expected to continue growing in 2001. Caterpillar's sales into the petroleum sector increased slightly in 2000, mostly for reciprocating engines, as the lead times are longer for turbines. Sales are expected to continue increasing in line with industry demand improvements. With the broadest product line of natural gas, distillate and residual fuel engineered product in the world, we are well positioned to take advantage of this market growth.

Now, for the OUTLOOK....

World economic growth and the growth in industrial production are expected to moderate in 2001. In this environment, company sales and revenues are forecast to be about flat with 2000, with a relatively weaker first half as a result of slowing GDP in the U.S. Slightly higher sales in each geographic region outside North America are expected to be offset by lower sales in North America.

Profit is expected to be down 5-10% from 2000 because of the North American sales volume decrease, the continuing global pricing pressures, the absence of a favorable tax adjustment and strategic investments. These investments, which relate to the updated strategy that was announced in 2000, are critical to achievement of our longer-term projected sales growth and cost reduction targets. Full details of the outlook for 2001 are contained in the company's press release issued today. This outlook does not consider the potential impacts in 2001 of the recently announced alliance with DaimlerChrysler.

Guidance with respect to selected items for Machinery & Engines in 2001 is as follows. For SG&A expense, between 11.5 and 12% of sales; and between 3.5 and 4% of sales for R&D expense. Those two items were 11.1% and 3.4% of sales, respectively, in 2000. The SG&A increase is driven by expenditures to improve our long-term cost structure. The R&D increase is driven primarily by emissions requirements. The 2001 estimated annual tax rate is expected to be 32%.

On a basis comparable to 2000, capital expenditures for Machinery & Engines are expected to be between $850 and $900 million in 2001, compared with $709 million in 2000. The 2000 CapEx number was $160 million less than we anticipated at the beginning of the year because of a concerted effort to reduce expenditures. The increase in CapEx for 2001 is mainly being driven by significant investments in systems to utilize the Internet more fully and to drive sales growth, cost reduction and quality improvement.

We are making a change in our reported capital expenditures beginning in 2001 that will result in software being capitalized as property, plant and equipment and will increase the CapEx number that I just gave you for 2001 by about $200 million. In 2000 and prior years software was capitalized in the other assets category. The change is consistent with general practice among other major industrial companies. It will not have any impact on profit or total asset levels, since it is simply a reclassification within asset categories. The only noticeable change will be a higher level of reported capital expenditures because that number is based on expenditures for property, plant and equipment. In 2001, after making this change, CapEx will be about $1.05 to $1.1 billion.

For depreciation and amortization expense, expectations are about $100 million higher than 2000's expense, which was $779 million. For our core machinery and engine business we continue to expect that annual capital expenditures will generally be in line with or a little higher than annual depreciation and amortization expense.

Average price increases that have been announced for 2001 are flat for machines and truck engines, about 1% for other engines, and about 1% for parts. Again, these are average prices since the actual price change will vary slightly by model and geographic region.

Retail Numbers

Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. Please remember that all comparisons are based on constant dollars.

Retail Sales of Machines for the 3 months October, November and December 2000 compared with the same 3 months of 1999:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 8-15%	UP 16-24%	UP 8-15%	UP 8-15%	Flat	UP 2-7%

Although Asia/Pacific retail sales were down for the last three months due to political instability in several countries, they were still up for the year.

Now for engines. For the October-December, three-month rolling period, reciprocating and turbine engine sales to users and OEM's were down 8-15% versus last year. Truck engines were down over 25%. Electric power engine sales were down in the 8-15% range. Industrial engine sales were down 2-7%. Marine engines were up 8-15%. Engine sales into the petroleum market were up 2-7%.

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing December with November 2000.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 8-15%	DN 16-24%	DN Less Than 2%	DN 8-15%	DN 2-7%	DN 2-7%

Next, year over year, comparing December 2000 with December 1999.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 8-15%	UP 16-24%	Flat	UP 8-15%	DN 8-15%	UP Less Than 2%

Dealer inventories of new machines were expected to be down on a worldwide basis in the range of $200-$300 million, but were actually down only a few million dollars. The increases in Asia/Pacific and EAME mostly offset the decrease in North America. The increases occurred because of the improved retail sales opportunities outside North America. Our expectation for 2001 is for dealer new machine inventories to decrease about $300 million on a worldwide basis.

Asia Pacific dealer new machine inventories are at 3.7 months of sales, which is up from 3.5 months a year ago.

Europe/Africa/Middle East dealers are at 2.8 months of sales, down from 3.0 months a year ago.

Dealer new machine inventories in Latin America are at 4.0 months of sales, down from 4.4 months.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 3.1 months of sales, which is down from 3.3 months a year ago.

North American dealer machine inventories are at 3.0 months of sales, down from 3.4 months.

Overall, on a worldwide basis, dealer machine inventories are at 3.2 months of sales, down from 3.5 months a year ago.

We have been using 3 months of actual sales data and 3 months of forecast data to determine an average monthly sales number to calculate the number of months of sales in inventory. Beginning with January 2001 retail numbers, we will change the calculation to be based entirely on forecast data. This change will provide more accurate information on the number of months of sales in dealer inventory. The prior year information will continue to be based on actual sales. We will make available a restatement of 1999 and 2000 on this new basis for those who are interested. Contact us at www.catir@cat.com for the restatement.

The retail statistics for December are also available on voice mail through February 15.

Before I move to the Q&A, I'd just like to summarize our 2000 performance. As we look back on the year, the economic picture around the world was challenging. The U.S. economic slowdown was beginning, currencies were volatile, heavy-duty truck production was dropping sharply, and the mining, Ag and petroleum markets were still depressed. Additionally, there continues to be political instability in several countries in Asia and Japan is still struggling. There were some bright spots as electric power generation continued to grow substantially and sales into the petroleum market started to recover late in the year. The Europe/Africa/Middle East region and China were strong and Latin America started showing signs of recovery. Compact equipment sales were growing dramatically and our financial products and logistics businesses continued to show significant growth.

The range of these positive and negative factors illustrates the challenges and opportunities at Caterpillar. It's also this diversity which helped us achieve over $1 billion in profit and $700 million in net free cash flow in another very challenging year.

Q&A

OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please...

Closing

It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

             By: /s/ R. Rennie Atterbury III
                 R. Rennie Atterbury III
           Vice President

Date: January 26, 2001